Exhibit 10.02

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS

DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED

WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE

CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION.

BNP PARIBAS

As of November 25, 2008

Amyris Fuels, Inc.

5885 Hollis St., Suite 100

Emeryville, CA 94608

Attn.:	Jeri Hilleman, CFO, Amyris Biotechnologies, Inc.

  Niall Kelleher, Director of Finance, Amyris Biotechnologies, Inc.

Ladies and Gentlemen:

The purpose of this letter (this “Uncommitted Facility Letter”) is to outline the parameters of the uncommitted guidance facility available from BNP Paribas (the “Bank”) for Amyris Fuels, Inc., a corporation organized under the laws of the State of Delaware (the “Obligor”), for the issuance of letters of credit (documentary and standby) (“Letters of Credit”) and the making of advances (“Advances”, each Letter of Credit or Advance, an “Accommodation” and collectively, the “Accommodations”).

An “uncommitted guidance facility” means that the Bank shall have no obligation to issue or grant any Accommodation. Each request made by the Obligor for an Accommodation shall be reviewed by the Bank on a case by case basis and the decision to grant any such Accommodation shall be made by the Bank in its absolute and sole discretion and irrespective of whether or not the Obligor is in compliance with any of the guidelines set forth below. The Bank also reserves the right to summarily refuse any request for an Accommodation without any review as contemplated by the preceding sentence. Accordingly, the Bank has no commitment to make any Accommodation available.

Obligor:	Amyris Fuels, Inc.

Guarantor(s):	Amyris Biotechnologies, Inc.

Type:	Uncommitted guidance facility (Secured; Borrowing Base)

Purpose:

To provide Accommodations to finance the Obligor’s purchase and sale of ethanol and such other products as the Bank may approve from time to time (collectively “Product”) and for related hedging and working capital requirements related thereto and general working capital.

Advances may be used to finance negative cash flow, the carrying of accounts receivable, the purchase of Product and margin financing requirements. Letters of Credit may be used to finance the purchase of Product for resale, for swap transactions related to the hedging of Product, to secure transportation and other performance related obligations of the Obligor.

Availability and Maturity:

No request for any Accommodation may be made after November 24, 2009 (the “Maturity Date”) unless the Bank, in its sole discretion and without any obligation to do so, extends such date in writing. All Accommodations are payable on the earlier of any specified maturity thereof or ON DEMAND. Any issued and outstanding Letter of Credit with an expiry date later than the Maturity Date must be cash collateralized in an amount equal to at least 105% of the face amount of such Letter of Credit, in form and substance satisfactory to the Bank, five business days prior to the Maturity Date and shall continue to be secured after the Maturity Date by such cash and all other collateral in which the Bank has been granted a security interest by the Obligor.

The Obligor may repay any Advance at any time, and from time to time, without penalty or premium and any amount repaid may, subject to the terms hereof, be reborrowed. Subject to those provisions that expressly provide for survival hereunder, the Obligor may terminate this Uncommitted Facility Letter at any time (without penalty or premium) upon the repayment of all the Advances, the termination of the Letters of Credit and the repayment of all other amounts then due, owing or accrued hereunder or under any Security Document. Upon any such termination, the Security Documents shall terminate and the Bank shall execute such documents and take such actions (at Obligor’s expense) as Obligor shall reasonably request to evidence such termination and the termination of liens in and, where applicable, reconveyance, of any collateral herefor.

Maximum Amount:	Up to the lower of (i) $35,000,000 (“Maximum Amount”) and (ii) the Borrowing Base as defined herein, without, for such purpose only, giving effect to any outstanding Accommodations.

Included in the Maximum Amount are the following sublimits:

Advance Sublimit: Up to $20,000,000 for short-term Advances for Product purchases where payment for Product is required to be made prior to receipt of backing receivables associated with such Advance and for associated margin requirements.

Letters of Credit Sublimit: Up to $10,000,000 for Letters of Credit with a maximum tenor of more than 90 days and less than 364 days and performance Letters of Credit of any tenor up to a maximum tenor of less than 364 days.

Any Accommodation may be subject to various sublimits at the same time. A sublimit is an indication of the Bank’s present view of the maximum amount that it might consider for particular types of Accommodations. Notwithstanding any such sublimits, the Bank has no commitment to make any Accommodation available. Accordingly, under no circumstances should the listing of the above sublimits, or the incorporation by the Bank of additional sublimits from time to time, be construed as an agreement or commitment by the Bank to provide any

Accommodation within any such sublimit.

Please note that the Bank may modify the Maximum Amount, modify the Borrowing Base, modify or cancel any of the existing sublimits or incorporate additional sublimits at any time at its sole discretion.

Borrowing Base:	The Borrowing Base will be determined as shown below:

Borrowing Base Category	Advance %
(As defined on Annex 1 hereto)	UP TO
Eligible Cash	100%
Net Liquidity Value in Eligible Brokers Accounts	90%
Eligible Tier I Accounts[1,3]	90%
Eligible Tier II Accounts[1,3]	85%
Eligible Tier I Unbilled Accounts[1,3]	85%
Eligible Tier II Unbilled Accounts[1,3]	80%
Eligible Inventory[4]	80%
Unrealized Gains on Eligible Forward Contracts[2,3]	50%
Undelivered Product Value	80%
Less:
Accommodations	(100%)
Swap Amounts due Bank	(125%)
Overcollateralization of Forward Contracts	(100%)
Excise Taxes Due	(100%)

1. Bank will advise Obligor from time to time of those account debtors who constitute Tier I and Tier II account debtors and the credit limits applicable to the same.

2. Unrealized Gains on Eligible Forward Contracts (adjusted for margin collected/paid and net of offsetting unrealized losses or payables) shall be limited to the lesser of 25% of the total net borrowing base asset value and $10,000,000 in the aggregate.

3. The maximum net aggregate exposure of the Obligor under an Eligible Tier I Account, Eligible Tier II Account, Eligible Tier I Unbilled Account, Eligible Tier II Unbilled Account and Unrealized Gains on Eligible Forward Contracts to a particular counterparty will not exceed the credit limits approved by the Bank for that counterparty. Net exposure on any individual, sub-investment grade counterparty for which a credit limit has not otherwise been specifically approved by the Bank will be limited to a $250,000 maximum credit limit amount per counterparty and will be limited to an aggregate “basket” of $10,000,000, in each case except to extent secured by a Supporting Letter of Credit.

4. Unsold inventory will be limited to $15,000,000.

The Obligor shall provide the Bank with a borrowing base report (the “Borrowing Base Report”) accompanied by a Borrowing Base Certificate (in the form of Exhibit A hereto). Obligor shall provide a Borrowing Base Report and a Borrowing Base Certificate weekly, within (3) business days from the Friday of each week (each, a “Borrowing Base Reporting Date”). The Borrowing Base Report shall set forth a computation of the Borrowing Base and provide detailed backup information, including schedules of: (a) each of the Borrowing Base categories set forth above; (b) accounts receivable agings; (c) netted exchange receivables; (d) all contras (including forward book offsets) applied against accounts receivable and against unrealized gains on forward contracts; (e) product delivered under sales contracts, but not billed; (f) bank balances; (g) third party inventory statements; (h) details supporting the fixed prices of Eligible Inventory; and (i) outstanding principal amount of Accommodations.

If on the date of delivery to the Bank of any such Borrowing Base Certificate (or if the Obligor fails to deliver the same), the aggregate amount of Accommodations outstanding as of the relevant Borrowing Base Reporting Date (as defined above) exceed the Borrowing Base reported thereon (or, in the event of a failure to deliver the same, the Borrowing Base as then determined by the Bank) the Obligor shall immediately prepay the Accommodations in an amount sufficient so that the Accommodations remaining outstanding do not exceed the Borrowing Base reported on such Borrowing Base Certificate, with such prepayments being applied first to any outstanding Advances and then to cash collateralizing any outstanding Letters of Credit.

Accommodations:	The following criteria, in addition to any other requirements that may be imposed by the Bank at its sole discretion from time to time, must be satisfied with respect to a requested Accommodation:

a)     The Bank shall be named loss-payee on the Obligor’s product insurance and other insurance, as the Bank may deem necessary. The Obligor to maintain insurance customary for its business and shall provide the Bank with evidence of all insurance providers and coverage.

b)     Notifications of Bank’s security interest in accounts receivable (in a form acceptable to the Bank) must be sent by the Obligor to accounts receivable counterparties and payment must be made directly to the Collection Account by wire transfer of immediately available funds.

c)     Notification of the Bank’s security interest in inventory (in a form acceptable to Bank) to be sent to, and if reasonably required by Bank acknowledged by, warehouses and other third party storage locations.

d)     Unless otherwise agreed on a case-by-case basis by the Bank, in its sole discretion, all collateral financed by the Bank and represented by negotiable documents of title shall be issued in the name of the Bank or endorsed to the order of BNP Paribas - New York. For clarity, where collateral financed by the Bank is represented by non-negotiable documents of title (e.g., railcar and truck bills of lading) such documents of title shall be, on a case by case basis as required by the Bank, issued in the name of the Bank.

e) Backing letters of credit to be advised to the Bank, or at a minimum, the original letter of credit forwarded by Obligor to the Bank.
f) Each Accommodation made available to the Obligor is to be based on a purchase and sale by the Obligor for its own account and not for or on behalf of any other entity.
Interest/Letter of Credit Fees:	The following will apply until further notice by the Bank:

Commission for Letters of Credit (L/Cs):

➢    For standby or documentary Letters of Credit covering purchases of Product: 3.25% per    annum payable monthly in arrears.

➢    Forstandby Letters of Credit covering financial or performance obligations: 3.50% per    annum (with a 60-day minimum period) payable monthly in arrears.

➢    Minimum L/C fee is $750 per issuance.

➢    Amendment Fee of $100 per amendment.

➢    In addition, all standard ancillary, customary administrative, amendment, payment,    and negotiation charges (that are charged by bank to other customers) apply.

Such commissions shall be payable on the earlier of demand, or if no demand has been made, monthly in arrears.
Interest: As to any Advance, at the Obligor’s option the Bank’s Prime Rate plus 1.00% or the Bank’s Cost of Funds plus 3.50% per annum.
Interest shall be payable on the earlier of demand, or if no demand has been made, monthly in arrears and on the date of repayment of each Advance.

The “Bank’s Prime Rate” means the rate of interest established from time to time in New York, New York as the Bank’s “prime rate”. Such term shall not be construed to mean the Bank’s lowest or most favorable rate.

The “Bank’s Cost of Funds” means the rate quoted by the Bank in New York, New York to the Obligor and agreed to by the Obligor on or before the time of any Advance as the Bank’s cost of funds (as determined by the Bank in the Bank’s sole discretion) for the interest period applicable to such Advance.

Any overdue amounts shall bear interest as provided in the Demand Note.
Acceptance Fee:

$25,000 paid to the Bank upon the Obligor’s signed acceptance of the Indicative Summary of Terms and Conditions dated July 2008. The Acceptance Fee shall be non-refundable but shall be credited to the Origination Fee upon closing of this uncommitted guidance facility and payment to the Bank of the balance of the Origination Fee. The Obligor acknowledges that the payment of such fee is non-refundable and shall not change the uncommitted nature of the facility contemplated herein and shall not require the Bank to provide any Accommodations to the Obligor.

Origination Fee:

$100,000 payable to the Bank, upon the Obligor’s execution and delivery of this Uncommitted Facility Letter and the other Security Documents to the Bank (the “Origination Fee”). The Obligor acknowledges that the payment of the Origination Fee is intended to reimburse the Bank for its administrative and other costs in originating the facility contemplated under this Uncommitted Facility Letter. The Obligor further acknowledges that the payment of such fee is non-refundable and shall not change the uncommitted nature of the facility contemplated herein and shall not require the Bank to provide any Accommodations to the Obligor.

Documentation Fee:

$15,000, payable to the Bank upon the Obligor’s execution and delivery of this Uncommitted Facility Letter as compensation for the Bank’s preparation of this Uncommitted Facility Letter and the other Security Documents. The Bank reserves the right to request additional documentation fees in connection with any the preparation of any amendment or modification of any of the same after the execution thereof. The Obligor acknowledges that the payment of such fee(s) is non-refundable and shall not change the uncommitted nature of the facility contemplated herein and shall not require the Bank to provide any Accommodations to the Obligor.

Monthly	$2,000, payable to the Bank monthly in arrears. This amount shall be credited

Administrative Fee:	as part of the Cumulative Compensation (as defined below).

Minimum Compensation Fee:

Notwithstanding the uncommitted nature of the facility outlined herein, the Obligor recognizes that the Bank incurs administrative and other costs in maintaining, monitoring and operating this uncommitted facility for the Obligor and expects to receive annual compensation from the facility in an amount at least equal to the Base Amount (as defined herein). In the event that, for any calendar year (or portion thereof during which this uncommitted facility is in place and is either available to the Borrower to request Accommodations or Accommodations remain outstanding), Cumulative Compensation (as defined herein) earned and paid to the Bank by the Obligor does not equal the Base Amount, then, in consideration for the Bank maintaining this uncommitted facility, the Obligor agrees to pay the Bank the Minimum Compensation Fee (as defined herein).

Accordingly, promptly following the end of each calendar year (or the date of any termination or expiration of the uncommitted facility hereunder), the Bank and the Obligor shall calculate the amount of Cumulative Compensation received by the Bank from the Obligor from the beginning of the calendar year to the end of such calendar year (or the date of any termination or expiration of the uncommitted facility hereunder). If the amount of Cumulative Compensation received by the Bank for the period in question is less than the Base Amount, the Obligor shall pay to the Bank a fee equal to the difference between such Cumulative Compensation and the Base Amount (the amount of such difference being the “Minimum Compensation Fee”) within five days after calculation of the Cumulative Compensation.

The Obligor acknowledges that neither the payment of any Minimum Compensation Fee nor the Obligor’s obligation to do so shall require the Bank to maintain the uncommitted facility or to agree to provide any, or any minimum number of, Accommodations to the Obligor.

As used herein, the following terms have the meanings set forth below.

“Base Amount” means $300,000 for the calendar year January to December (or a pro-rated portion of $300,000 corresponding to that portion of any calendar year that the Bank’s uncommitted facility was in place).

“Cumulative Compensation” means the annual aggregate amount of compensation earned and paid to the Bank in a calendar year from this uncommitted facility from Letter of Credit commissions, interest on Advances (calculated on the margin collected over the Bank’s Cost of Funds or the Bank’s Prime Rate with respect such Advances as determined by the Bank), Administrative Fee and monthly wire transfer fees. Cumulative Compensation shall not include the Origination Fee or the Documentation Fee, but shall include the monthly Administrative Fee. In the event of any difference between the Bank’s and the Obligor’s calculations of Cumulative Compensation, the Bank’s calculation of Cumulative Compensation shall be conclusive absent manifest error.

Calculation of Interest and Fees:	All interest and fees shall be calculated on a year of 360 days and days actually elapsed.

Security /Other Documentation:

All Accommodations shall be fully secured by a first priority perfected security interest (subject to Permitted Liens) in all Obligor’s present and future assets. In connection with this Uncommitted Facility Letter, the Obligor shall cause to be delivered each of the following documents:

a)     This Uncommitted Facility Letter;

b)     General Security Agreement;

c)     UCC-l Financing Statements;

d)     Demand Promissory Note;

e)     Pledge of Deposit Account Agreement;

f)      Continuing Letter of Credit Agreement;

g)     Deposit Account Control Agreement with respect to any account maintained with any other bank;

h)     Funds Transfer Agreement / Payment Authorization Agreement;

i)      Investment Authorization Letter;

j)      Loss payee endorsements in favor of the Bank with respect to Obligor’s product insurance policy and other insurance as may be requested from time to time by the Bank;

k)     Subordination Agreements (as defined below);

l)      Unlimited guarantee of the Guarantor;

m)    Assignment of Hedging Account Security and Control Agreement regarding any commodity futures accounts;

n)     Such other documentation as the Bank may request from time to time.

Above documentation and any other documentation, including any amendments, modifications, or restatements of the same, (collectively “Security Documents”) shall be in form and substance satisfactory to the Bank and any Accommodation made available to the Obligor shall be subject to the terms of such documentation.

In addition to the Security Documents, Obligor shall also deliver to the Bank, prior to the first Accommodation, the following documents and such other documents as the Bank may reasonably request from time to time:

a) Corporate Resolutions (including incumbency certification) of the Obligor and the Guarantor or their equivalent; b) Certified copy of Articles of Incorporation and By-laws (or their equivalent) of the Obligor and for the Guarantor;

c)     Certificate of Good Standing for Obligor and for the Guarantor;

d)     Signature Cards;

e)     Opinion of counsel to the Obligor and Guarantor;

f)      A Borrowing Base Report and Borrowing Base Certificate prepared by the Obligor on a pro-forma basis as of 5 business days prior to execution and delivery of this Uncommitted Facility Letter and the other Security Documents to the Bank.

Commodity Swaps; Futures Contracts:

This Uncommitted Facility Letter does not outline the terms of any facility which might be made available to the Obligor (i) by the Bank’s Commodity Indexed Transaction group (“CIT”) on an uncommitted basis for the purpose of entering into over-the-counter commodity swaps with CIT and/or (ii) by BNP Paribas Commodity Futures, Inc. (“CFI”) on an uncommitted basis for the purpose of entering into futures contracts with CFI. Any facility made available by CIT or CFI to the Obligor would be subject, among other things, to documentation and such terms and conditions as are approved by CIT and CFI, respectively. The Obligor acknowledges that all amounts due by the Obligor to CIT and/or CFI under such facilities will be secured by all “Collateral” under all of the Security Documents under this Uncommitted Facility Letter and the Obligor acknowledges that all amounts due from CIT and/or CFI to the Obligor and all property of the Obligor held by CIT and/or CFI shall secure all the obligations of the Obligor to the Bank (including CIT) and to CFI. The Obligor acknowledges that unless otherwise expressly agreed to in writing by CIT or CFI, as the case may be, none of such “Collateral” shall satisfy or be deemed to satisfy any obligation of the Obligor to CIT or CFI to provide margin or other payment or to deliver credit support, posted collateral or similar security under the terms of any ISDA Master Agreement, Credit Support Annex or similar agreement between CIT and Obligor (collectively the “CIT ISDA Documents”) or any Customer Agreement or similar agreement with CFI (collectively, “CFI Futures Documents”) except for cash or other property delivered by Obligor specifically in satisfaction of such obligation under the terms of the relevant CIT ISDA Documents or the CFI Futures Documents, as the case may be. The Obligor further acknowledges that CFI (and for the avoidance of doubt, CIT) is entitled to benefit from the provisions of the preceding sentences, notwithstanding that it is not a party hereto.

Notification:	Notification of the Bank’s security interest in and assignment of all amounts due or to become due (including the proceeds) under all sales contracts shall be accomplished by the following means:

The Obligor shall notify all account debtors of such assignment in writing and to give irrevocable instructions to pay proceeds without offset or counterclaim to the deposit account identified in the notification below (the “Collection Account”).

Notifications to read as follows:

Amyris Fuels, Inc has irrevocably assigned all of its right, title and interest (but not its obligations) to receive all amounts due or to become due (including all proceeds) under this contract to BNP Paribas. You are hereby directed to make payment, without offset, counterclaim or deduction, by wire transfer of immediately available funds to:

[*] ABA No. [*] For Further Credit to: Amyris Fuels, Inc. A/C No: [*]

In the event of payment by ACH debit or check for the Obligor, all invoices to buyer to include the following notification language (with such invoice providing payment the account identified in the notification immediately above):

“A security interest in, and an assignment of proceeds from, this transaction have been granted to BNP Paribas. This is our irrevocable instruction for you to pay the full amount of our invoice, without offset, deduction or counterclaim, according to the instructions on this invoice.”

The Bank may at its sole discretion additionally notify account debtors of the assignment of amounts due or to become due. To accomplish this, Bank may require payment undertakings from the account debtors from time to time.

Notifications of the assignment of proceeds of letters of credit shall be discretionary and at the option of the Bank and shall be in form and substance satisfactory to the Bank. In such case, Obligor to notify issuing bank in writing of the assignment of proceeds and give irrevocable instructions to pay proceeds without offset or counterclaim to the Collection Account and issuing bank to agree in writing to the foregoing and Obligor or issuing bank to deliver the original of the letter of credit to the Bank.

Notification of the Bank’s security interest in inventory (in form and substance satisfactory to the Bank) to be sent to and (if reasonably required by the Bank) acknowledged by warehouses and other third party storage locations.

Financial Condition:

At all times, the Obligor shall maintain a financial condition satisfactory to the Bank, in its sole discretion, characterized by, but not limited to, satisfying the following financial guidelines (“Financial Guidelines”):

a)     Minimum Tangible Net Worth of $7,500,000 (of which no less than $2,000,000 shall be in the form of equity). “Tangible Net Worth” means tangible net worth according to Generally Accepted Accounting Principles as used

[*]

Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

in the U.S. consistently applied (“GAAP”) adjusted on a Economic Basis plus debt subordinated on terms satisfactory to the Bank, less any goodwill and any other intangible assets and less any amounts owing to the Obligor from its shareholder(s) or other affiliates.

b)     Minimum Tangible Working Capital of $7,500,000. “Tangible Working Capital” means current tangible assets according to GAAP adjusted on a Economic Basis (but not including as assets any amounts owing to the Obligor from its shareholders or any other affiliates) less current liabilities according to GAAP.

c)     Maximum Leverage Ratio of 6:1. “Maximum Leverage Ratio” means total liabilities (including contingent liabilities, other than Letters of Credit issued under this uncommitted guidance facility) according to GAAP (excluding debt subordinated on terms satisfactory to the Bank), divided by Tangible Net Worth, both nominator and denominator being adjusted to on an Economic Basis.

“Economic Basis” means the calculation of financial accounting terms using mark to market of certain assets and liabilities as if the accounting standards of the Emerging Issues Task Force (EITF) under EITF-98-10 (accounting for contracts involved in energy trading and risk management activities) still applied.

Position Limits and Stop Loss:	Net open position: 50,000 barrels

Quarterly Stop Loss Limit: $1,000,000 within any calendar quarter. Upon reaching or breaching such Quarterly Stop Loss Limit, Obligor shall immediately notify its Risk Committee (as defined in the Obligor’s Risk Policy dated May 28, 2008 and amended from time to time) and the Bank. Obligor shall further provide a written explanation to the Bank of the Risk Committee’s recommended and implemented actions within 3 days of a Quarterly Stop Loss Limit breach.

Yearly Stop Loss Limit: $3,000,000 within any calendar year. Upon reaching or breaching such Yearly Stop Loss Limit, Obligor shall immediately notify the Bank and reduce net exposure to zero as quickly as reasonably practicable.

Specific Conditions:	a) Documentation requirements of Letters of Credit to include third party documentation whenever possible.

b)     Payments made to suppliers under outstanding Letters of Credit will be made through the Bank by wire transfer with reference to the corresponding Letters of Credit to facilitate the reduction/cancellation of the Letters of Credit.

General Conditions:

a)     The Obligor to provide the Bank with monthly management financial statements within 45 days from month-end prepared in accordance with GAAP and in a format reasonably acceptable to the Bank together with a certificate in the form of Exhibit B (a “Compliance Certificate”) demonstrating compliance with the Financial Guidelines and written briefing on any material late receivables, material contract disputes or other material impairment in the value of the Obligor’s assets.

b)     The Obligor to provide the Bank with Amyris Biotechnologies, Inc.’s –annual audited financial statements and Obligor’s consolidating financial statements prepared by an independent auditor of national recognition that is reasonably acceptable to the Bank and in accordance with GAAP within 180 days of the Obligor’s fiscal year-end together with a Compliance Certificate of the Obligor demonstrating compliance with the Financial Guidelines.

c)     The Obligor to provide on a weekly basis on the third business day of each week, a comprehensive marked-to-market report as of the previous Friday of Obligor’s Product purchase and sale positions (including trading positions) in a format reasonably acceptable to the Bank. Such report shall include all positions for all current and future time periods and cover all instruments that create either an obligation to purchase or sell Product or that generate price exposure. The instruments shall include, but not be limited to, contracts for spot and future deliveries of Product, exchanges, derivatives (including, but not limited to swaps and options) and futures contracts.

d)     The Obligor to provide the Bank with such additional written or other information as the Bank may reasonably request from time to time and in a format reasonably acceptable to the Bank, including without limitation, Obligor’s trading book and report of Obligor’s trading positions.

e)     For the purpose of receiving all payments in respect of accounts receivable, the Obligor shall establish and maintain (in the name of the Obligor) the Collections Account with the Bank, or if not the Bank, with a third party bank reasonably acceptable to the Bank and subject to a pledge of deposit agreement satisfactory to the Bank, which pledge of deposit agreement shall also provide for the Collections Account to be a locked account to which only deposits may be made and, other than a daily cash sweep of all funds from such Collections Account into an account of the Obligor at the Bank, no withdrawals shall be permitted.

f) The Bank reserves the right for a representative or designee of the Bank to audit Obligor’s reports, records and assets at any time and from time to time at the Bank’s discretion. Without limiting the foregoing, the Bank may periodically review the Obligor’s internal controls, risk management practices and trading book. Any reasonable out-of-pocket expenses or fees associated with one such audit per calendar year will be for the account of the Obligor, except that after the occurrence of any default hereunder, all reasonable out-of-pocket expenses of fees for such audits and reviews without limitation will be for the account of the Obligor.

g)   All out-of-pocket expenses related to this uncommitted facility, including but not limited to UCC charges, audit and review charges, lock-box fees (if applicable), custody fees and other bank service fees and reasonable legal fees (including those of Bank’s in-house counsel), will be for the account of the Obligor and may be charged to any of the Obligor’s accounts at the Bank.

h)   Dividends, returns of capital, profit sharing or other similar payments may not be paid without the prior written consent of the Bank; provided however that upon giving 10 business days prior written notice to the Bank (which notice shall include the representations and calculations evidencing compliance described in clauses (i), (ii) and (iii) below), the Obligor may, once each calendar year, make a single dividend payment to the Guarantor of up to 50% of its net income (calculated in accordance with GAAP) for the prior twelve-month period so long as (i) on the date such payment is made (both before and after giving effect thereto) the Obligor is not then in default of any of its obligations hereunder and Obligor represents same, (ii) the Obligor prepares a pro forma balance sheet showing that the making of such dividend will not cause a default of any of its obligations hereunder, and (iii) the Obligor prepares a pro forma Borrowing Base showing that the making of such dividend will not cause the then outstanding Accommodations to exceed the Borrowing Base.

i)    So long as this Uncommitted Facility Letter and the other Security Documents have not been terminated, no guarantees or liens on assets shall be granted, nor shall other indebtedness be incurred by the Obligor without the prior written consent of the Bank except for Permitted Indebtedness and Permitted Liens.

j)    Obligor is not and will not make any investments in or make any loans to or become indebted or owe any other obligations to any of its shareholders or other affiliates without the prior written consent of the Bank except for debt owed by the Obligor to such affiliates and in existence at the time the Obligor executes and delivers this Uncommitted Facility Letter and that is subordinated on terms satisfactory to the Bank.

k)     The Obligor agrees to keep Bank fully informed of its condition (financial and otherwise) and the status of any litigation involving the Obligor, the Guarantor and/or shareholder or material affiliate and to promptly advise the Bank of the occurrence of any material adverse change in its business, condition (financial or otherwise) or prospects.

l)      The Obligor shall not cease to be a wholly owned subsidiary of Amyris Biotechnologies Inc. or merge or amalgamate with any other party or sell assets other than (i) sales or other dispositions of inventory in the ordinary course of business, (ii) sales or other dispositions of equipment that is worn out, damaged, surplus or obsolete in the ordinary course of business, and (iii) other immaterial sales of assets in the ordinary course of business. Notwithstanding anything else in this Agreement or the other Security Documents, upon 30 days prior written notice to the Bank, Obligor may merge into a newly formed company (anticipated to be named Amyris Fuels LLC), a Delaware limited liability company to be wholly owned and controlled by Amyris Biotechnologies Inc. Simultaneously with any such merger, such newly formed company shall acknowledge and affirm (in form and substance satisfactory to the Bank) its continued obligations hereunder.

m) The Obligor shall continue to engage in the same type of business as it is currently engaged in on the date hereof.

n) The Obligor shall not change its fiscal year without prior written notice to the Bank.

No Third Party Beneficiaries:

The terms and provisions of this Uncommitted Facility Letter and any of the other Security Documents shall create no right in any person, firm or corporation other than the Obligor and the Bank and no third party shall have the right to enforce or benefit from the terms hereof or thereof.

Confidentiality:

Each of the Obligor and Guarantor agrees that the terms and provisions of this Uncommitted Facility Letter and the other Security Documents are confidential and may not be disclosed by the Obligor or the Guarantor to any other person (except as required by applicable law, regulation or judicial process) other than the Obligor’s or the Guarantor’s respective accountants, attorneys and other advisors and only in connection with the transactions contemplated by this Uncommitted Facility Letter and on a confidential basis unless specifically approved by the Bank.

The Bank agrees to maintain the confidentiality of the terms and provisions of this Uncommitted Facility Letter and the other Security Documents, except that information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Uncommitted Facility Letter, (e) in connection with the exercise of any remedies or any action or proceeding relating to this Uncommitted Facility Letter or any other document or the enforcement of rights thereunder, (f) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations hereunder, (g) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Obligor and its obligations, (h) with the consent of the Obligor, (i) to the extent such information becomes publicly available or (j) as permitted under the section entitled Miscellaneous.

Miscellaneous:

In the event of any conflict between any of the terms of this Uncommitted Facility Letter and any of the terms of any of the Security Documents or between any of the terms of the Security Documents, the term which gives the Bank the greater rights, as determined by the Bank in its sole discretion, shall control.

No failure on the part of Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Uncommitted Facility Letter or any of the other Security Documents shall operate as a waiver thereof. The provisions of this Uncommitted Facility Letter and the other Security Documents may be amended only by a written instrument signed by Bank and the Obligor. Any waiver of any of the provisions hereof or thereof shall be effective only in the specific instance granted and shall not operate as a continuing waiver of any such provision.

Each of the Obligor and the Guarantor authorizes the Bank to disclose information relating to the Obligor, the Guarantor and their affiliates or the Accommodations to any of the Bank’s affiliates, any regulatory, tax, customs or judicial authority, rating agency, auditor, insurance or reinsurance broker, professional advisor, insurer, reinsurer, and as the case may be, in connection with any securitization or any other risks transfer or hedging transaction or any other transaction under which payments are to be made by reference to this Uncommitted Facility Letter or the Obligor, including, without limitation, actual or potential participants and/or assignees, or where the Bank deems such disclosure to be necessary or advisable in the carrying out of its duties, obligations, commitments or activities, or for the purpose of its assets, liabilities and risk management policies or as may be required by law, regulation or judicial process; provided in the case of disclosure to an actual or potential participant and/or assignee, such recipient shall undertakes to maintain the confidentiality of the information provided to the same extent as provided herein.

Each of Obligor and the Guarantor agrees on a joint and several basis to pay the Bank’s costs and expenses (including reasonable legal fees) in administering the uncommitted facility contemplated herein and in waiving or amending this Uncommitted Facility Letter or any of the other Security Documents or which are incurred by the Bank in connection with the enforcement or preservation of any of the Bank’s rights under this Uncommitted Facility Letter or any of the other Security Documents, including without limitation, any of such costs and expenses incurred in connection with any work-out or other restructuring of the amounts due to the Bank.

Each of Obligor and the Guarantor agrees on a joint and several basis to indemnify the Bank and its affiliates and each of the Bank’s and such affiliates’ respective directors, officers, employees, agents and controlling persons (each, an “indemnified party”) against, and to hold the Bank and such other indemnified parties harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by or asserted against the Bank or any such indemnified parties in connection with any investigative, administrative or judicial proceeding (whether or not the Bank or any such other indemnified party is designated as a party thereto) relating to or arising out of or in any way connected with, or as a result of, this Uncommitted Facility Letter, any other Security Document, or any agreement contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Accommodation or the use of the proceeds of any Accommodation by the Obligor, provided however that this indemnity shall not, as to any indemnified party apply to any such losses, claims, damages, liabilities, costs or expenses, to the extent caused by the gross negligence or the willful misconduct of such indemnified party. The provisions of this paragraph shall survive the repayment of the Accommodations and the termination of this Uncommitted Facility Letter.

This Uncommitted Facility Letter and the other Security Documents shall be binding upon the parties hereto and each of their permitted successors and permitted assigns. The Obligor may not assign any rights or delegate any obligations hereunder or thereunder without the Bank’s prior written consent and any purported assignment or delegation by the Obligor without such consent shall be null and void. The Bank may, at any time, without the consent of, or prior notice to, the Obligor, assign to one or more financial institutions or other persons all or a portion of its interest in any Accommodations under this Uncommitted Facility Letter and the other Security Documents.

This Uncommitted Facility Letter may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Uncommitted Facility Letter and the other Security Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Uncommitted Facility Letter by telecopy shall be effective as delivery of a manually executed counterpart of this Uncommitted Facility Letter.

To the fullest extent permitted by applicable law, the Obligor and the Guarantor shall not assert, and hereby waives, any claim against the Bank, its affiliates and any of the Bank’s and any such affiliate’s directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Uncommitted Facility Letter, any other Security Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Accommodation or the use of the proceeds thereof.

Governing Law; Jurisdiction:

THIS UNCOMMITTED FACILITY LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH NEW YORK LAW. BY ITS EXECUTION HEREOF EACH OF THE OBLIGOR AND GUARANTOR HEREBY SUBMITS TO THIS JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND FEDERAL COURTS SITTING IN NEW YORK, NEW YORK IN ANY ACTION, MATTER OR PROCEEDING RELATING HERETO.

WAIVER OF JURY TRIAL:	EACH OF THE OBLIGOR AND GUARANTOR AND THE BANK HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS UNCOMMITTED FACILITY LETTER.

Patriot Act Notice:

The Bank hereby notifies the Obligor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) as the same may be amended from time to time) (the “Act”), it is required to obtain, verify and record information that identifies the Obligor, which information includes the name and address of the Obligor and other information that will allow the Bank to identify the Obligor in accordance with the Act. The Obligor shall, and shall cause each of its subsidiaries and affiliates to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Bank to maintain compliance with the Act.

All Accommodations are payable on demand and irrespective of whether the Obligor is in compliance with the guidelines set forth in this letter or with the terms of any other documentation related hereto. All Accommodations are subject to the terms of this Uncommitted Facility Letter and the terms of the other Security Documents.

A guidance facility is uncommitted. Accordingly, whether or not any Accommodation is to be made available by the Bank is to be determined by the Bank in the Bank’s sole discretion. This letter is only intended to outline the significant points and guidelines of the uncommitted facility.

Please confirm the foregoing terms by signing in the spaces provided below.

Yours truly,

BNP PARIBAS

By:	/s/ Christine Dirringer	By:	/s/ Jordan Nenoff

Title:	Christine Dirringer	Title:	Jordan Nenoff
	Director		Director

cc:  Jim Alderman, Vice President, Amyris Fuels, Inc.

ACKNOWLEDGED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

AMYRIS FUELS, INC.

By:	/s/ Jeryl Hilleman
Title	CFO

As to obligations expressly applying to the Guarantor and solely in its capacity as Guarantor, agreed to and acknowledged:

AMYRIS BIOTECHNOLOGIES, INC.

By:	/s/ Jeryl Hilleman
Title	CFO

Annex I- Borrowing Base Definitions

Commodity Contract means a contract (other than a contract maintained with, or in or under an account with, a futures broker) for the purchase or sale of Product; or any forward, swap or other derivatives contract or any option or cap, collar or floor transactions or similar arrangements or similar transactions (i) in respect of Product or (ii) relating to the purchase, sale or price of any Product, which may have a fixed price, a floating price and fixed differential, or other pricing basis.

Eligible Account means, at the time of any determination thereof, each account (as that term is defined under Article 9 of the Uniform Commercial Code adopted in the State of New York) of the Obligor as to which the following requirements have been fulfilled to the satisfaction of the Bank:

a)

Such account (x) is for an amount of less than $250,000 singly or in the aggregate when combined with any amounts owing to the Obligor by the same account debtor, or (y) if for an amount in excess of $250,000 singly or in the aggregate either (1) the Bank has, in its sole discretion, specifically approved a credit limit for such account debtor in excess of $250,000, or (2) is secured by a Supporting Letter of Credit;

b)	The Obligor has lawful and absolute title to such account;
c)

Such account is a valid, legally enforceable obligation of the account debtor who is obligated under such account for goods actually delivered to such account debtor in the ordinary course of the Obligor’s business;

d)

Such account shall have excluded any portion that is subject to any dispute, offset, netting arrangement, counterclaim or other claim or defense on the part of the account debtor or to any claim on the part of the account debtor denying liability under such account; provided, however, that in the event that the portion that is subject to any such dispute, offset, netting arrangement, counterclaim or other claim or defense is secured with a Supporting Letter of Credit, such portion secured by the Supporting Letter of Credit will not be excluded;

e)	Such account is not evidenced by any chattel paper, promissory note or other instrument;
f)

Such account is subject to a perfected first and exclusive priority security interest (or properly filed and acknowledged assignment, in the case of U.S. government contracts, if any) in favor of the Bank pursuant to the Security Documents, and such account is not subject any security interest or lien in favor of any party other than the Bank;

g)	Such account shall have excluded any portion which is not payable in U.S. dollars;
h)

Such account (i) is not past due by more than 15 days from the original due date of the same and (ii) has nor been outstanding for more than 30 days from the date of original invoice, in each case which invoice has been issued and delivered promptly according to the Obligor’s customary business practices and as to which no extension or indulgence has been granted extending the due date;

i)	Such account complies with all applicable laws and regulations;
j)	The account debtor and/or any other party, which may be liable thereon, are not subject to any bankruptcy or similar proceeding;

k)

At the time of the sale the account debtor is not in default on more than 10% on any prior account to the Obligor by more than 15 days from the original due date and the Obligor has no other reason to anticipate that any such prior account or newly arising account of such account debtor will not be paid when due;

l)	The Bank, in its sole judgment, does not believe that collection of such account is insecure or that such account may not be paid by reason of the account debtor’s financial inability to pay;
m)	No account debtor is an affiliate of the Obligor, or does not have a place of business in the U.S., unless such account debtor is approved by the Bank; and
n)	Such account has not otherwise been determined by the Bank, in its sole discretion, not to be eligible.

Eligible Brokers Account means a commodity futures account maintained by the Obligor at a commodities futures broker approved by the Bank and in which the Bank has a security interest perfected by control pursuant to an Assignment of Hedging Account Security and Control Agreement among the Obligor, the Bank and such futures broker, in form and substance satisfactory to the Bank and subject only to the broker’s lien in such account arising with respect solely to transactions in such account or as otherwise permitted by such Hedging Account Security and Control Agreement.

Eligible Cash means currency issued by the United States which has been deposited in a deposit account or securities account subject to a pledge of deposit agreement acceptable to the Bank and in which the Bank has a first priority perfected security interest, subject to the liens in favor of the depositary bank or securities intermediary permitted by such agreements. In the event that Eligible Cash is held at a financial institution other than Bank such deposit account or securities account shall be subject to an enforceable Account Control Agreement, in form and substance satisfactory to the Bank, among the Obligor, the Bank and such financial institution perfecting the Bank’s a security interest in such deposit account by control. Payroll accounts or other accounts which are not pledged to the Bank as aforesaid shall not be included in Eligible Cash for purposes of calculation of the Borrowing Base.

Eligible Forward Contracts means at the time of determination thereof a Forward Contract of the Obligor with a Tier I account debtor or a Tier II account debtor who has been notified of the Bank’s security interest in such Forward Contract and which Forward Contract (a) is evidenced by a written agreement or a trade confirmation enforceable against the Tier I account debtor or Tier II account debtor thereto, (b) is subject to a perfected first priority security interest (or properly filed and acknowledged assignment, in the case of U.S. government contracts, if any) in favor of the Bank pursuant to the Security Documents, and such account is not subject any security interest or lien in favor of any party other than the Bank; (c) has not been terminated or subject to termination by reason of a default or any other termination event thereunder and (d) whose delivery or price calculation period is then no greater than 12 months forward.

Eligible Inventory means at the time of determination thereof, all of the Obligor’s inventory stored at storage locations previously notified to the Bank (or in transit, subject to clause “c” below) valued at current market (as referenced by a published source acceptable to the Bank in its sole discretion), and as to which the following requirements have been fulfilled to the satisfaction of the Bank:

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a)

The Obligor has lawful and absolute title to such inventory (or in case of commingled inventory to a portion of the fungible mass) free and clear of all security interests, liens or other encumbrances in favor of third parties, other than those in favor of the Bank under the Security Documents and those arising under clause (ii) of the definition of Permitted Liens;

b)

The inventory has not been identified to deliveries with the result that a purchaser may have rights to the inventory that could be superior to the Bank’s security interest, nor shall such inventory have become subject of a purchaser’s or prospective purchaser’s ownership or lien;

c)

Such inventory, if in transit, is in transit in the U.S. under the management and control of the Obligor or is in a pipeline or other means of delivery acceptable to the Bank owned, managed, or otherwise controlled by a third party carrier acceptable to the Bank and such third party carrier has been notified of the Bank’s security interest;

d)

If such inventory is in a storage facility, the Obligor has notified the storage facility, in a format acceptable to the Bank, of the Bank’s security interest. If a storage facility issues negotiable documents of title, such documents shall be issued to the order of, and delivered to, the Bank. If a storage facility issues non-negotiable documents, such documents shall be issued in the name of the Bank.

e)

The inventory (or in case of commingled inventory the applicable a portion of the fungible mass) is subject to a perfected security interest in favor of the Bank pursuant to the Security Documents; and

f)	Such inventory has not otherwise been determined, in the sole discretion of the Bank, to be ineligible.

Eligible Tier I Account or Tier I Account means an Eligible Account with a Tier I account debtor.

Eligible Tier II Account or Tier II Account means an Eligible Account with a Tier II account debtor.

Eligible Tier I Unbilled Account means an Unbilled Eligible Account with a Tier I account debtor.

Eligible Tier II Unbilled Account means an Unbilled Eligible Account with a Tier II account debtor.

Excise Taxes Due means federal and state excise and sales tax liabilities payable by the Obligor accrued (or which should be accrued) with respect to any sale of Product giving rise to an Eligible Account

Forward Contract means a Commodity Contract with a maturity date more than two days after the date the contract is entered into.

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Forward Contract Counterparty means any counterparty to a Forward Contract.

Net Liquidity Value in Eligible Brokers Account means the amount of net liquidity value in an Eligible Brokers Account (as evidenced by brokerage statements provided directly to the Bank) in excess of the amount required to be maintained pursuant to applicable margin requirements.

Over-collateralization of Forward Contracts means with respect to any counterparty under a Forward Contract with the Obligor, the amount by which the cash collateral pledged and delivered to the Obligor by such counterparty exceeds the amount of the obligations such cash collateral was pledged to secure.

Permitted Indebtedness means (i) indebtedness owed to the Bank and its affiliates; (ii) indebtedness owed to the Guarantor and subordinated to the Accommodations on terms reasonably satisfactory to Bank; (iii) nonrecourse indebtedness up to $500,000 in the aggregate to finance the purchase price of personal property provided that such indebtedness does not exceed the cost of such property (“Purchase Money Indebtedness”); (iv) indebtedness to trade creditors incurred in the ordinary course of business; (v) indebtedness secured by Permitted Liens; (vi) indebtedness in respect of taxes and other governmental charges incurred in the ordinary course of business and which are not due or are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP; (vii) indebtedness in respect of hedging arrangements entered in the ordinary course of business designed to manage interest rates or interest rate risk or to protect against fluctuations in currency exchange rates, or commodity prices and not for purposes of speculation; and (viii) other unsecured indebtedness approved in writing by the Bank in its discretion.

Permitted Liens means (i) any lien for taxes not yet due or delinquent or are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any lien arising by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens and liens arising by contract to terminal operators which secure only customary storage fees due to such terminal operator and do not secure any type of credit or financing, in all cases arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings, (iii) liens securing Purchase Money Indebtedness, provided that the lien is confined solely to the property so acquired and improvements thereon and the proceeds thereof, (v) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clauses (i) and (iii) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase, (iv) liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (viii) liens arising from judgments, decrees or attachments in circumstances not creating a default of any provision hereunder, (ix) liens in favor of the Bank and its affiliates, and (x) provided that the Bank is provided with a pledge of deposit account and/or securities account agreement or intercreditor agreement in form and substance satisfactory to the Bank, customary liens of banks or securities intermediaries with respect to amounts on deposit or investment property and (subject to the foregoing proviso) liens of counterparties to hedging arrangements of a customary nature arising in the ordinary course of business.

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Product means ethanol and such other products as the Bank may approve from time to time.

Swap Amounts due Bank means any net amounts due the Bank under swap, collar, option or other derivative contracts based on the Bank’s calculation of the mark-to-market valuation of the aggregate amounts of such contracts.

Supporting Letter of Credit means a letter of credit in a form acceptable to the Bank in its sole discretion and issued by a bank approved by the Bank in its sole discretion and which has consented to an assignment of proceeds of such letter of credit to the Bank in a form acceptable to the Bank.

Unbilled Eligible Account means an account of the Obligor for which Product has been delivered to an account debtor and would be an Eligible Account but for the fact that such account has not actually been invoiced at such time.

Undelivered Product Value means as of the date of any determination thereof, the maximum amount of any Letter of Credit issued by the Bank and related to the physical purchase of Product purchased by the Obligor under such Letter of Credit for which title has passed to Obligor as of the date of such determination but which has not been physically delivered to the Obligor.

Unrealized Gains on Eligible Forward Contracts means as of the date of any determination thereof, the aggregate marked-to-market value of all Eligible Forward Contracts of the Obligor with a positive value excluding any Forward Contracts accounted for in Net Liquidity Value in Eligible Brokers Account net of (i) margin consisting of cash and cash equivalents held by the Obligor from any Forward Contract Counterparties thereof and (ii) any claim of offset or other counterclaim known to the Obligor to have been asserted by any Forward Contract Counterparties of such Eligible Forward Contracts, which are reasonably expected to be deducted from payment.

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Exhibit A

FORM OF BORROWING BASE CERTIFICATE

Date:

BNP Paribas

787 7th Avenue

New York, NY, 10019

Attention: Christine Dirringer

Re: Uncommitted Facility Letter, dated as of November 25, 2008 (as amended, modified, restated or extended from time to time, the “Uncommitted Facility Letter”).

Ladies and Gentlemen:

Amyris Fuels, Inc. (the “Obligor”) refers to the above Uncommitted Facility Letter between you and the Obligor referenced above. Defined terms used herein without definition shall have the same meaning as are given such terms in the Uncommitted Facility Letter.

Attached hereto is the Obligor’s Borrowing Base Report dated                             . The Obligor certifies that the information contained in the Borrowing Base Report (and any and all attachments thereto) as of the date thereof is true, complete and accurate and each asset included thereon satisfies the eligibility criteria contained in the Uncommitted Facility Letter.

The Obligor acting through its duly authorized signatories further certifies to the Bank that the Obligor is in compliance with the terms of the Uncommitted Facility Letter and the other Security Documents and that there is no default or event of default occurring or reasonably anticipated to occur under the Uncommitted Facility Letter or the other Security Documents.

AMYRIS FUELS, INC.

By:
Title

Exhibit B

COMPLIANCE CERTIFICATE

Date:

BNP Paribas

787 7th Avenue

New York, NY, 10019

Attention: Christine Dirringer

Re: Uncommitted Facility Letter, dated as of November 25, 2008 (as amended, modified, restated or extended from time to time, the “Uncommitted Facility Letter”). Defined terms used herein without definition shall have the same meaning as are given such terms in the Uncommitted Facility Letter.

Ladies and Gentlemen:

The undersigned (the “Obligor”) certifies to BNP Paribas (the “Bank”) that it is in compliance with the terms of the Uncommitted Facility Letter and the other Security Documents and in particular certify as to the following as of                             :

1) Minimum Tangible Net Worth:	$ (see attached calculation)

2) Minimum Tangible Working Capital:	$ (see attached calculation)

3) Maximum Leverage Ratio:	(see attached calculation)

[Further, the undersigned hereby certifies that the accompanying financial statements present fairly in all material respects, the financial condition of the Obligor separately as of                              and the related results of operations for the period then ended. [except for the absence of footnotes and normal year end adjustments] [in conformity with Generally Accepted Accounting Principles: INSERT ONLY FOR AUDITED YEAR-END STATEMENTS]

The Obligor further certifies to the Bank that the Obligor is in compliance with the terms of the Uncommitted Facility Letter and the other Security Documents and that there is no default or event of default occurring or reasonably anticipated to occur under the Uncommitted Facility Letter or any of the other Security Documents.

AMYRIS FUELS, INC.

By:
Title